Exhibit 10.13

October 24, 2007

Andrew Keery

116 Danvilla Ct.

Danville, CA 94526

Re:	Separation from Employment

Dear Andrew:

This letter confirms our agreement concerning your resignation from employment with InterSearch Group, Inc. (the “Company”), which was effective September 26, 2007 (the “Separation Date”). This letter confirms the details of your separation and describes the severance benefits that the Company is offering to you.

1. Separation Details. As of the date of this letter agreement (the “Agreement”), you have been paid all outstanding compensation and any accrued, but unused, vacation time. You are eligible to convert your medical insurance coverage under COBRA, and will receive information from our plan administrator describing this conversion election. If you seek reimbursement of any business expenses, you agree to submit your final expense reimbursement statement within the next ten (10) days, along with receipts or other supporting documentation. The Company will reimburse valid business expenses in accordance with its standard expense reimbursement policies.

2. Severance Payments and Benefits. In exchange for the transitional assistance, general release of claims, and other agreements contained in this letter, the Company will pay you severance in the amount of One Hundred and Eighty Thousand Dollars ($180,000), less applicable tax withholdings (“Severance Pay”). The Severance Pay will be paid in equal installments, less applicable withholdings (the “Installment Payments”), on the Company’s regular payroll dates over a period of twelve months (the “Severance Period”) following your acceptance of this Agreement in accordance with Paragraph 13 below. In addition, if you elect to convert your health coverage under COBRA, the Company will pay the COBRA premiums for you and your qualified dependents during the Severance Period. Except for the separation terms proposed in this Agreement, you will not be entitled to any compensation, benefits or other perquisites of employment after the Separation Date. In the event you breach any of your obligations under this Agreement, in addition to any other remedy available by law, all payments and benefits under this Agreement shall immediately cease.

3. Transitional Assistance. Your receipt of the foregoing severance payments and benefits is conditioned upon your successful completion, as reasonably determined by the Company’s Chief Executive Officer of a Transitional Project List and your continued availability to respond to questions regarding information included on the Transitional Project List during the Severance Period. The Company acknowledges that the Transitional Project List has been received and is acceptable and covenants that questions regarding the Transitional Project List will not exceed the greater of (a) one (1) hour per week or (b) fifty (50) hours cumulative during

Andrew Keery

October     , 2007

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the Severance Period. You acknowledge and agree that you prepared the Transitional Project List and will respond to questions regarding the Transitional Project List as an independent contractor, and not an agent, common law employee, or representative of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between you and the Company during the Severance Period, and you shall not be entitled to any benefits awarded the Company’s employees. The severance payments and benefits under this Agreement shall be your sole and exclusive compensation for these transitional services.

4. General Release of Claims. In exchange for the foregoing payments and benefits, you completely release the Company, its affiliated, related, parent or subsidiary entities, and its and their present and former directors, officers, and employees (the “Released Parties”) from any and all claims you may now have or have ever had against any of them, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act (“ADEA”), or any other claims for violation of any federal, state, or municipal laws, and any and all claims for attorneys’ fees and costs (the “Released Claims”).1 The parties intend for this release to be enforced to the fullest extent permitted by law. You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits. You agree not to file or initiate any lawsuit concerning the Released Claims. You understand that this paragraph does not prevent you from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that you hereby waive any right to receive any monetary award resulting from such a charge or investigation.

5. Equity Agreement. During the Severance Period, you shall agree to be subject to the following limitations on the transfer or disposition of any shares of stock of the Company then owned by you:

a.	Volume: You shall sell no more than twenty percent (20%) of the average daily trading volume of the Company’s stock on the Principal Market for the ten (10) consecutive trading days immediately preceding the date of the sale(s).

b.	Price: The sale price of any share of common stock sold by you shall not be at a price that is ten percent (10%) lower than the average of the Adjusted Closing Price for the ten (10) consecutive trading days immediately preceding the date of the sale(s); provided, however, no share of common stock shall be sold at a price less than one dollar ($1.00).

[1]	You agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Andrew Keery

October     , 2007

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“Adjusted Closing Price” means, for any security as of any date, the adjusted closing price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Yahoo! Finance.

“Principal Market” means the American Stock Exchange or, if the American Stock Exchange is not the principal trading market for the Company’s common stock, then on the principal securities exchange or securities market on which the common stock is then traded

6. Market “Stand-Off” Agreement. You agree that you shall not, to the extent requested during the Severance Period by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any shares of stock of the Company then beneficially owned by you (as defined in Section 13 of the Securities Act) for (i) up to 180 days following the date of the final prospectus in connection with an initial public offering by the Company of its securities and (ii) up to 90 days following the date of the final prospectus in connection with any registration statement of the Company filed under the Securities Act within twenty-four (24) months of the closing date of an initial public offering by the Company; provided, however, that the foregoing shall not apply to shares held by you that are sold pursuant to such registration statement. In addition, you agree to execute and deliver as requested by the lead underwriter, an agreement, in such lead underwriter’s standard form, reflecting the foregoing. The provisions of this paragraph are referred to herein as the “Market Stand-Off Agreement” and shall be binding upon any transferee or assignee of any securities of the Company owned by you. You further agree that the if the Market Stand-Off Agreement has been triggered during the Severance Period by a request of the Company or an underwriter of securities of the Company pursuant to the first or second sentence of this paragraph, you shall remain subject to the terms of such Market Stand-Off Agreement for the applicable period following the Severance Period, as described above (the “Remainder Period”). In furtherance of the foregoing, you acknowledge that the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of securities of the Company if such transfer would constitute a violation or breach of this Agreement. In consideration for any limitations that may be imposed upon you during the Remainder Period, at the sole determination of the Company, you shall have the right during the Remainder Period to either (a) continue to sell shares of stock of the Company then owned by you in accordance with the limitations set forth in Paragraph 5 hereof or (b) receive additional cash payments, each equal to the amount of an Installment Payment, which additional payments shall be paid on the Company’s regular payroll dates.

Andrew Keery

October     , 2007

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7. Compliance with Confidentiality and Insider Trading Policy. During the Ninety (90) day period following the termination of your employment with the Company (the “Termination Period”), you shall continue to comply with the InterSearch Group, Inc. Confidentiality and Insider Trading Policy dated March 15, 2006, as amended June 20, 2007 (the “Insider Trading Policy”). For purposes of the Insider Trading Policy, you shall remain subject during the Termination Period to the restrictions applicable to Covered Persons.

8. Non-Solicitation. In addition to your continuing obligations under your Noncompete Agreement dated December 10, 2004 and signed in connection with the merger of Walnut Ventures, Inc. and the Company (the “Noncompete Agreement”) and your Employee Proprietary Information and Inventions Assignment Agreement dated January 19, 2007 (the “EPIAA”), you agree that during the Severance Period and for a period of one (1) year thereafter, you shall not directly or indirectly (i) solicit, induce, recruit or encourage any person employed by the Company to terminate his or her employment, or (ii) divert or attempt to divert from the Company any business with any customer, client, member, business partner or supplier about which you obtained confidential information during your employment with the Company, by using the Company’s trade secrets or by otherwise engaging in conduct that amounts to unfair competition.

9. Confidentiality. You understand and agree that this letter shall be maintained in strict confidence, and that you shall not disclose any of its terms to another person, except to your legal counsel, tax advisors or immediate family, unless required by law. You further agree not to make or publish, either orally or in writing, any disparaging statement about the Released Parties.

10. Return of Company Property. Within five (5) business days of the date of your acceptance of this Agreement, you confirm that you will return all Company materials in your possession or control, including keys and any computer equipment. To the extent you need such materials to perform your transitional services they will be provided separately at that time.

11. Dispute Resolution. Any and all disputes arising out of the terms of this Agreement, their interpretation, or any of the Released Claims, shall be resolved by final binding arbitration in San Francisco, California, under the Commercial Rules of the American Arbitration Association. Either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award, or to obtain temporary injunctive relief pending a judgment. Otherwise, neither party shall initiate or prosecute any legal action against the other. The prevailing party in the arbitration shall be entitled to recover its attorneys’ fees and costs (at reasonable, regular hourly rates), in addition to any other relief to which it may be entitled by law.

12. Entire Agreement. This Agreement contains all of our agreements and understandings and fully supersedes any prior agreements or understandings that we may have had regarding your employment with the Company or its termination, with the exception of the EPIAA and the

Andrew Keery

October     , 2007

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Noncompete Agreement. This Agreement is governed by California law and may be amended only in a written document signed by both of us. If any term in this Agreement is unenforceable, the remainder of this Agreement will remain enforceable. You acknowledge that the payments and benefits described above exceed any amount to which you otherwise are entitled under the Company’s policies and practices.

13. Acceptance. To accept this Agreement, please sign below and return this letter to me on or before October 31, 2007.

If you have any questions, please feel free to call me. We wish you the best in your future endeavors.

Very truly yours,

/s/ Daniel M. O’Donnell
Daniel M. O’Donnell
President and Chief Executive Officer

ACCEPTED AND AGREED:

Dated:	10/24/2007	/s/ Andrew Keery
Andrew Keery

AMENDMENT TO SEPARATION AGREEMENT

This Amendment to Separation Agreement (the “Amendment”) is entered into as of January 28, 2008 between Banks.com, Inc. (formerly InterSearch Group, Inc.), a Florida corporation (the “Company”) and Andrew Keery (“Former Employee”), with respect to that certain Separation Agreement dated October 24, 2007 (the “Agreement”). Unless otherwise defined in this Amendment, capitalized terms shall have the meanings assigned to them in the Agreement.

WHEREAS, Company and Former Employee desire to modify the volume limitations imposed upon Former Employee’s ability to transfer or dispose of any shares of stock owned by Former Employee; and

WHEREAS, Company and Former Employee desire to amend the Agreement to reflect any changes in the obligations of the parties under the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Former Employee agree as follows:

1. Amendment to Section 5(a) of the Agreement. Section 5(a) of the Agreement is hereby amended in its entirety to read as follows:

“Volume: You shall sell no more than twenty percent (20%) of the average daily trading volume of the Company’s stock on the Principal Market for the ten (10) consecutive trading days immediately preceding the date of the sale(s). Notwithstanding, upon the prior written consent of the Company, you may execute a sale which exceeds the volume limitations set forth herein; provided, however, that any such sale shall be excluded from the average daily trading volume calculation set forth above. Additionally, from time to time, the Company may, at its sole discretion, lift and/or reinstate the volume restrictions set forth herein. The Company shall provide you with written notice of each decision to lift and/or reinstate the volume restrictions. For purposes of this Agreement, written notices provided by the Company pursuant to this Agreement may be delivered to you via electronic communication.”

2. Entire Agreement. The Agreement and this Amendment constitute the entire and exclusive agreement between the parties with respect to this subject matter. All previous discussions and agreements with respect to this subject matter are superseded by the Agreement and this Amendment.

3. Terms of the Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

4. Conflicting Terms. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

AMENDMENT TO SEPARATION AGREEMENT

Andrew Keery

October     , 2007

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5. Additional Actions and Documents. Each party shall execute and deliver such further documents and instruments and shall take such other further actions as may be required to carry out the intent and purposes of this Amendment.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all which together shall constitute one in the same document.

7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

[Signature Page to Follow]

AMENDMENT TO SEPARATION AGREEMENT

Andrew Keery

October     , 2007

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IN WITNESS WHEREOF, the Company and Former Employee have executed this Amendment to Separation Agreement as of the date first written above.

FORMER EMPLOYEE	COMPANY

Banks.com, Inc. a Florida corporation

/s/ Andrew Keery		/s/ Daniel O’Donnell
Andrew Keery	By:	Daniel O’Donnell
	Its:	President and Chief Executive officer

AMENDMENT TO SEPARATION AGREEMENT